Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

Trailblazer Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	105,000		$13.54	$1,421,700.00	0.0001381	$196.34
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	(2)	Other	207,000			2,436,390.00	0.0001381	336.47
Fees Previously Paid	Debt	Convertible Note	(3)	Other				2,500,000.00	0.0001381	345.25
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	(4)	Other	1,000,000			0.00	0.0001381	0.00
Fees Previously Paid	Debt	Convertible Note	(5)	Other				2,500,000.00	0.0001381	345.25
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	(6)	Other	1,000,000			0.00	0.0001381	0.00
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	(7)	Other	332,816		12.00	3,993,792.00	0.0001381	551.54
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	(8)	Other	2,119,499		11.10	23,526,439.00		3,601.90
Fees Previously Paid	Equity	Rights (each right entitling the holder thereof to receive one-tenth (1/10) of a share of Common Stock	(9)	Other	6,900,000		0.14	966,000.00		147.89
Fees Previously Paid	Equity	Rights (each right entitling the holders thereof to receive one-tenth (1/10) of a share of Common Stock	(10)	Other	394,500		0.14	55,230.00		8.46
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	(11)	Other	729,450		11.10	8,096,895.00		1,239.64
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(12)	Other	9,803,225			859.76	0.0001381	0.12
Fees to be Paid	Equity	Series A Convertible Preferred Stock, par value $0.0001 per share	(13)	Other	7,011	$		$1,764.82	0.0001381	$0.24

Total Offering Amounts:								$45,499,070.58		6,773.10
Total Fees Previously Paid:										10,069.19
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

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Offering Note(s)

(1)	Represents the issuance of 105,000 shares of Holdings Common Stock to LifeSci Capital LLC pursuant to an advisory agreement entered into on October 28, 2025. Maximum Aggregate Offering Price is based on the average of the high and low price of TBMC Common Stock on the Nasdaq on January 2, 2026.
(2)	Represents shares in lieu of the payment in cash of certain deferred underwriting commissions owed to the Underwriters Maximum Aggregate Offering Price is based on the average of the high and low price of TBMC Common Stock on the Nasdaq on November 11, 2025.
(3)	Represents convertible note issued to Loeb by Cyabra prior to the closing of the Merger, which shall be assumed by Holdings in the Merger, as described in the proxy statement/prospectus Pursuant to Rule 457(f) and 457(c)
(4)	Represents shares underlying the convertible note issued to Loeb. Fee is included in the registration fee for the Loeb Note
(5)	Represents convertible note issued to Lowenstein by Cyabra prior to the closing of the Merger, which shall be assumed by Holdings in the Merger, as described in the proxy statement/prospectus Pursuant to Rule 457(f) and 457(c)
(6)	Represents shares underlying the convertible debt issued to Lowenstein. Fee is included in the registration fee for the Lowenstein Note
(7)	Represents the outstanding public shares of Trailblazer Merger Corporation I (“Trailblazer”) on the date hereof. Proposed Maximum Offering Price Per Security is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Common Stock of Trailblazer is quoted on Nasdaq. The proposed maximum price per share is based on the average of the high and low sales price on December 17, 2025 of 12.00.
(8)	Represents the outstanding private shares of Trailblazer on the date hereof, including 394,500 shares underlying units. Proposed Maximum Offering Price Per Security is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Common Stock of Trailblazer is quoted on Nasdaq. The proposed maximum price per share is based on the average of the high and low sales price on November 5, 2024, of $11.10.
(9)	Represents the outstanding public rights of Trailblazer on the date hereof. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The Rights of Trailblazer are quoted on Nasdaq. The proposed maximum price per right is based on the average of the high and low sales price on November 5, 2024, of $0.14.
(10)	Represents the outstanding private rights of Trailblazer on the date hereof. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The Rights of Trailblazer are quoted on Nasdaq. The proposed maximum price per right is based on the average of the high and low sales price on November 5, 2024, of $0.14.
(11)	Represents shares underlying the public rights and private rights of Trailblazer as converted. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Common Stock of Trailblazer is quoted on Nasdaq. The proposed maximum price per share is based on the average of the high and low sales price on November 5, 2024, of $11.10.
(12)	Represents a maximum of 9,803,225 shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Trailblazer Holdings, Inc., a Delaware corporation (“Holdings”), issuable in connection with the business combination with Cyabra Strategy Ltd., an Israeli company (“Cyabra”). Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Cyabra is a private company, no market exists for its securities, and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Cyabra securities expected to be exchanged in the business combination.
(13)	Represents a maximum of 7,011 shares of the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) of Holdings, issuable in connection with the business combination with Cyabra. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Cyabra is a private company, no market exists for its securities, and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Cyabra securities expected to be exchanged in the business combination.